Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

TITAN IRON ORE CORP.

“BUYER”

and

WYOMEX LIMITED LIABILITY COMPANY

“SELLER”

Dated effective as of March __, 2012

ASSET PURCHASE AGREEMENT

This Agreement  (“Agreement”) is made and entered into to be effective as of the 30th day of March , 2012, by and between Titan Iron Ore Corp., a Nevada corporation (“Buyer” or “Titan”), and Wyomex Limited Liability Company, dba Wyomex LLC, a Wyoming limited liability company (“Seller” or “Wyomex”).

RECITALS

A.           J2 Mining Ventures Ltd. (“J2”) and Seller are parties to  an Option and Purchase  Agreement dated May 26,  2011 (the “Option Agreement”), whereby J2 was granted an option to purchase rights in certain properties and assets (the “Assets”)  owned by Seller in Albany County, Wyoming.  The Option Agreement was thereafter assigned by J2 to Buyer, which has agreed to assume the terms and conditions of the Option Agreement.

B.           Buyer desires to exercise the option contained in the Option Agreement and purchase from Seller the Assets and to assume the liabilities and obligations as provided in the Option Agreement, on the following terms and conditions; and

C.           Seller desires to sell to Buyer the Assets and to assign to Buyer the liabilities and obligations as provided in the Option Agreement, on the following terms and conditions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

1.1           “Assets” means all of Seller’s entire right, title, estate and beneficial interest in and to the Leased Real Property and the Unpatented Mining Claims, as defined herein, and associated rights and interests, real, personal, tangible or intangible, including:

(a)            all improvements and fixtures and appurtenances thereto of Seller used in connection with the Leased Real Property and Unpatented Mining Claims, including any stockpiled ore, rights of way, easements and all mining and mineral rights associated therewith;

(b)            all permits, registrations, approvals, licenses and certifications issued (or applications or renewals thereof) to Seller by a governmental authority in connection with the Leased Real Property and Unpatented Mining Claims;

(c)            all records, including business, computer, engineering and other records, feasibility studies, exploration and drilling data, and all associated documents, discs, tapes and other storage or recordkeeping media of Seller prepared or held in connection with the Leased Real Property and Unpatented Mining Claims;

(d)            all authorizations, environmental permits and other permits relating to the Leased Real Property and Unpatented Mining Claims; and

(e)            all engineering, environmental, geological, feasibility and other technical information and reports relating to the Leased Real Property and Unpatented Mining Claims.

1.2           “Assignment and Assumption Agreement” means the instrument in a form reasonably acceptable to Buyer and Seller to be executed at Closing whereby Buyer shall assume the Assumed Liabilities.

1.3           “Assumed Liabilities” means those liabilities of Seller relating to or arising out of  the ownership or use of the Assets, including lease payments for the Leased Real Property and liabilities with respect to Environmental Health and Safety Laws with respect to the Assets, save and except any such liability directly or indirectly resulting from or arising out of any fact, occurrence or event which transpired prior to the Closing Date and during the time the Assets have been titled to Seller or in which Seller owned rights or interests.

1.4            “Bill of Sale” means the instrument in a form reasonably acceptable to Buyer and Seller which will be delivered to Buyer at Closing conveying title to any Assets which are personal property.

1.5            “Closing” means the consummation of the transactions contemplated by this Agreement.

1.6           “Closing Date” means March 30, 2012, or such other date as may be mutually agreed to by the Parties hereto.

1.7           “Commencement of Commercial Production” as used herein shall be defined as the first quarter of production in which 4.5 percent of the metal values or gross proceeds from the sales of mineral materials derived from the Assets exceeds the amount of the Advance Production Payment established under Section 2.2(a)(iv) of this Agreement.

1.8           “Environmental Health and Safety Laws” means all laws, any of which govern (or purport to govern) or relate to the environment, including those governing or relating to:

(a)            reporting, licensing, permitting, investigating, remediating  and cleaning up in connection with any presence or release, or the threat of the same, of Hazardous Substances;

(b)            the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Substances, including those pertaining to occupational health and safety; and

(c)            public health and safety,

and including RCRA, CERCLA, the Hazardous Substances Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Environmental Planning and Community Right to Know Act, and the Occupational Safety & Health Act.

1.9           “Hazardous Substances” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Health and Safety Laws including pollutants, emissions, discharges, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), petroleum and its derivatives and by-products and other hydrocarbons, all as defined in or pursuant to any Environmental Health and Safety Laws.

1.10         “Leased Real Property” means that portion of the Assets consisting of that certain Mineral Lease Agreement entered into as of the 12th day of November, 2008 (the “Mineral Lease Agreement”), by and between Chugwater Iron Company, a corporation registered in the State of Wyoming, as the “Lessor,” and Wyomex LLC, a Wyoming limited liability company, as the “Lessee,” and relates to the surface and mineral rights to the Southwest Quarter (SE1/4) of Section 22, Township 19 North, Range 71 West, 6th Principal Meridian, Albany County, Wyoming.  The Mineral Lease Agreement was modified and extended by an Extension Agreement by the parties thereto dated effective February 1, 2012.

1.11         "Permitted Encumbrances" shall mean:  (A) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to any Asset which are  not due and payable as of the Closing Date or which are being contested by appropriate proceedings; (B) mechanics and similar statutory liens for labor, materials or supplies provided with respect to any Asset incurred in the ordinary course of business for amounts which are not delinquent and which would not, individually or in the aggregate, have a material adverse effect or which are being contested by appropriate proceedings; (C) zoning, building and other land use laws imposed by any governmental authority having jurisdiction over any Asset which are not violated by the Seller’s current use or occupancy of the Asset; and (D) easements, covenants, conditions, restrictions and other similar matters of record affecting title to any Asset which do not or would not materially impair the value of the Asset.

1.12         “Production Payment Deed and Agreement” means the instrument in a form reasonably acceptable to Buyer and Seller which will be delivered to Seller at Closing with respect to the Advance Production Payments and Production Payments provided for herein.

1.13         “Quitclaim Deed” means the instrument in a form reasonably acceptable to Buyer and Seller which will be delivered to Buyer at Closing conveying title to those Assets which are Unpatented Mining Claims.

1.14         “Unpatented Mining Claims” means that portion of the Assets consisting of those certain unpatented lode mining claims situated in an unorganized mining district, Albany County, Wyoming, in Sections 14 and 24, Township 19 North, Range 72 West, 6th Principal Meridian, the names of which and the place of record of the location notices thereof in the official records of the county recorder and the authorized office of the Bureau of Land Management are as follows:

		County Records		BLM Serial #
Claim Name	Location Date	Book	Page	W MC & Location

VAN NO. 1	10-12-1976	256	946	127756 SW¼ Sec. 24
VAN NO. 2	10-12-1976	256	947	127757 SW¼ Sec. 24
VAN NO. 3	10-12-1976	256	948	127758 SW¼ Sec. 24
VAN NO. 4	10-12-1976	256	949	127759 SW¼ Sec. 24
VAN NO. 5	10-12-1976	256	950	127760 SW¼ Sec. 24
VAN NO. 6	10-12-1976	256	951	127761 SW¼ Sec. 24
VAN NO. 7	10-12-1976	256	952	127762 SW¼ Sec. 24
VAN NO. 8	10-12-1976	256	953	127763 SW¼ Sec. 24
VAN NO. 9	10-12-1976	256	954	127764 SW¼ Sec. 24
VAN NO. 10	10-12-1976	256	955	127765 SW¼ Sec. 24
VAN NO. 11	10-12-1976	256	956	127766 SW¼ Sec. 24
VAN NO. 12	10-12-1976	256	957	127767 SE¼ Sec. 24

TI NO. 15	10-12-1976	256	993	127744 NW¼ Sec 14
TI NO. 16	10-12-1976	256	993	127745 NE¼ Sec. 14

		Document Number

VAN 13	07-17-2005	2005-6333		268116 SE¼ Sec. 24
VAN 14	07-17-2005	2005-6334		268117 SE¼ Sec. 24
VAN 15	07-17-2005	2005-6335		268118 E½ Sec. 24
VAN 16	07-17-2005	2005-6336		268119 E½ Sec. 24
VAN 17	07-17-2005	2005-6337		268120 NW¼ Sec 24
VAN 18	07-17-2005	2005-6338		268121 NW¼ Sec 24
VAN 19	07-17-2005	2005-6339		268122 NW¼ Sec 24
VAN 20	07-17-2005	2005-6340		268123 SW¼ Sec. 24
VAN 21	07-17-2005	2005-6341		268124 NW¼ Sec 24
VAN 22	07-17-2005	2005-6342		268125 NE¼ Sec. 24
VAN 23	07-17-2005	2005-6343		268126 NE¼ Sec. 24
VAN 24	07-17-2005	2005-6344		268127 NE¼ Sec. 24

Note:  The VAN Nos. 1-12 are included within Mineral Survey No. 605.

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1           Assets to be Purchased.  Subject to the terms and conditions hereof, on the Closing Date, Seller shall sell to Buyer the Assets.

2.2           Purchase Price.

(a)      The purchase price for the Assets (“Purchase Price”) shall be $7,000,000 (SEVEN MILLION DOLLARS) payable as follows:

(i)	Acknowledgement by Seller and credit to Buyer of the sum of US$60,000, previously received by Seller for expenses and option payments related to the Property;

(ii)	Payment on or before the Closing Date by Titan to Seller of the Initial Payment, which is defined as the sum of US$85,000;

(iii)
A promissory note (the “Note”) in the principal amount of US$6,855,000 (Six Million Eight hundred fifty five thousand DOLLARS) will be executed by Buyer, and delivered to Seller by Buyer on the Closing Date. The Note shall be interest-free. All Advance Production Payments and Production Payments (defined below) paid to Seller shall be credited against any outstanding balance of or amounts due under the Note.

The Note shall be secured by a purchase money mortgage (“Mortgage”), in a form mutually acceptable to the parties, executed and delivered by Buyer on the Closing Date.

(iv)
Commencing six (6) months from the date of the Initial Payment and every six (6) months thereafter, Titan shall pay Seller, as Advance Production Payment, the initial amount of $62,500 (the “Advance Production Payment”), as adjusted hereunder, until Commencement of Commercial Production from the Property. The Advance Production Payment amount shall be first adjusted, at the second time that an Advance Production Payment is due, by multiplying the Advance Production Payment amount by the Consumer Price Index (“CPI”) issued by the Bureau of Labor Statistics of the United States Department of Labor. For each successive period that Advance Production Payments are due, the adjusted Advance Production Payment amount paid for the preceding period shall be similarly adjusted.

(v)
As of the Closing Date, Titan will assume all liabilities of Wyomex and make all lease or other payments required following the Closing under the Mineral Lease Agreement for the Leased Real Property, including payment of real property taxes and payment of the sum of $1,000 per month to be paid as an Advance Production Payment under the Mineral Lease. Notwithstanding anything to the contrary elsewhere in this Agreement, the foregoing property tax and $1,000 per month payments pursuant to the Mineral Lease shall not be credited toward the Purchase Price hereunder.

(b)
At the Commencement of Commercial Production, the semi-annual Advance Production Payment shall convert to a 4.5% gross metal value payment (“GMP”) on iron ore, concentrates, and/or other mineral materials produced and sold from the Property by Titan and/or its assignees and affiliates to unrelated third parties (the “Production Payment”), provided, that for the Leased Real Property, the GMP payable to Seller shall be reduced by 50% such that Seller shall receive a 2.25% GMP on production from such lands, and the owner of the Leased Real Property shall receive the balance (a 2.25%  GMP). Except for events of Force Majeure (including non-operation of the facilities after startup) in no event shall the total Production Payment paid by Buyer to Seller and the owner of the Leased Real Property be less than US$150,000 in any given calendar year. All Advance Production Payments and Production Payments, as they relate to Leased Real Property, shall be reduced to Seller by the amounts of such payments that must be transmitted to the Lessor of the Leased Real Property in accordance with the terms and obligations of the Mineral Lease for the Leased Real Property.

For purposes of this Agreement, Force Majeure shall consist of the occurrence of an event or events, beyond the reasonable control of Buyer, which render Buyer’s performance impossible or unreasonable under the circumstances presented. The foregoing shall include economic impracticality for the Buyer to conduct production operations. Where an event of Force Majeure exists, any minimum payment requirement shall be reduced proportionally to the time of   the disability.  No claim of Force Majeure hereunder shall excuse performance beyond a period of one (1) year.

For greater clarity, all payments of Advance Production Payments and Production Payments paid to Seller or relating to the Leased Real Property shall be credited as partial payment of the Purchase Price hereunder.

(c)
Each Production Payment shall be accompanied by a statement showing the amount of iron product and all other mineral materials produced and sold during the previous quarter and the application of any Advance Production Payment or the amount of the 4.5% Production Payment. Seller shall have inspection and audit rights relative to the Production Payment records.

(d)
Subsequent to the payment by Titan of the full amount of $7 million as set forth herein (including any and all payments made to the Lessor of or in relation to the Leased Real Property), the Purchase Price shall be deemed to be satisfied, and the Production Payment shall be reduced such that Titan shall pay to Seller, and the Owner of the Leased Real Property, a total GMP royalty of 1.5% for all iron product and/or other mineral materials produced and sold from the Assets during the previous month.  The Production Payments due to Seller and the Owner of Leased Real Property shall be similarly reduced, as provided above, such that Seller shall receive a 0.75% GMP on such Assets, and the Owner of Leased Real Property shall receive a 0.75% GMP. Each such payment shall be accompanied by a statement showing the amount of iron product and/or other materials produced and sold during the previous month.

(e)
  All Advance Production Payments and Production Payments shall be accounted for and paid separately with regard to the Leased Real Property and the Unpatented Mining Claims. A statement reflecting the foregoing shall be provided with each Advance Production Payment and Production Payment, and Seller shall have audit and record inspection rights with regard to said payments and accounting.

(f)
All ores, materials or products containing minerals shall be weighed or measured, sampled and analyzed in accordance with reasonable mining and metallurgical practices, and following same, Buyer may, at its discretion, commingle such  ores, materials or products with ores, materials or products from other sources.

(g)
Except for the Assumed Liabilities, Seller shall be and remain solely liable and responsible for all other debts, obligations, duties, and liabilities of Seller.  Buyer does not and shall not assume, accept liability for, agree to pay or pay any debts, obligations, duties or liabilities of any nature of Seller other than the Assumed Liabilities.

2.3           Closing.  Subject to Article VI and Article VII below, the Closing shall take place at 10:00 a.m. (Central Standard Time) on the Closing Date at the offices of Seller’s legal counsel located at167 West Sixth Avenue, Cheyenne, Wyoming, or at such other time and place as the Parties may agree to in writing.

2.4           Deliveries of Seller at Closing.  At Closing, subject to performance by Buyer, or waiver by Seller (as applicable) of all conditions to Seller’s obligations in Article VII, Seller shall execute and deliver or cause to be delivered the documents identified in Article VI.

2.5           Deliveries of Buyer at Closing.  At Closing, subject to performance by Seller, or waiver by Buyer (as applicable) of all conditions to Buyer’s obligations in Article VI, Buyer shall:

(a)           execute and deliver or cause to be delivered the documents identified in Article VII; and

(b)           to the extent not previously remitted, pay Seller that portion of the Purchase Price specified in Section 2.2(a)(ii) herein.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties, each of which is true and correct on the date hereof and as of the Closing Date:

3.1           Corporate Existence and Power of Seller.  Seller is a limited liability company validly existing and in good standing under the Laws of the State of Wyoming.  Seller has the requisite power and authority to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which Seller is subject.  Seller has the power, authority and right to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement. There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon Seller to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets other than pursuant to the provisions of this Agreement.

3.2           Approval and Enforceability of Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized, approved and ratified by all necessary action on the part of Seller. The execution, delivery, and performance of this Agreement by Seller further will not (i) violate or require any consent, approval, or filing under (A) any law or any governmental authority, or (B) any order of any court, arbitrator, or governmental authority by which Seller or any of the Assets are bound; (ii) require any consent, approval, or filing under, result in the breach (whether or not with the giving of notice or lapse of time, or both) or termination of any provision of, constitute a default under, or result in the creation of any lien upon any of the Assets pursuant to, (A) Seller’s articles of organization or operating agreement, (B) any agreement to which Seller is a party or by which Seller or any of the Assets is bound, or (C) order of any court, arbitrator or governmental authority by which Seller or any of the Assets is bound; and all permits and authorizations required to be held or obtained prior to the Closing, shall have been obtained and shall be in full force and effect as of the Closing Date.

3.3           Tax Matters. With respect to the Assets, Seller has filed or caused to be filed on a timely basis any tax returns or reports with respect to taxes that are or were required to be filed pursuant to applicable law. All tax returns and reports filed by Seller are true, correct and complete.  Seller has paid, or made provision for the payment of, all taxes that have or may have become due for all periods covered by the tax returns or otherwise, or pursuant to any assessment received by Seller.  There are no liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any tax, and Seller has no knowledge of any basis for assertion of any claims attributable to taxes that, if adversely determined, would result in any such lien.

3.4           Properties.

(a)           Leased Real Property. The Seller has provided to Buyer a true and complete copy of the Mineral Lease Agreement for the Leased Real Property and all amendments thereto.  With respect to the Leased Real Property: (A) the Seller has good and marketable leasehold title to the properties specified in the Mineral Lease Agreement, free and clear of all liens, encumbrances, easements and restrictive covenants as of the Closing Date, other than Permitted Encumbrances; (B) the Mineral Lease Agreement is legal, valid, binding, enforceable and in full force and effect; (C) neither the Seller nor, to Seller’s knowledge, any other party, to the Mineral Lease Agreement is in breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Mineral Lease Agreement; (D) no party to the Mineral Lease Agreement has repudiated any provision thereof; (E) there are no disputes, oral agreements or forbearance programs in effect as to the Mineral Lease Agreement, (F) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold that will not be released on or before the Closing Date, other than Permitted Encumbrances; and (G) to Seller's knowledge, there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the Leased Real Property.

(b) Unpatented Mining Claims. Seller is the owner of the Unpatented Mining Claims, and except for Permitted Liens and subject to the paramount title of the United States: (i) such unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work or maintenance fees required to hold the unpatented mining claims has been performed or paid in a manner consistent with that required of the Seller in order to maintain those claims through the assessment year ending August 31, 2012; (v) all affidavits of assessment work, evidence of payment of governmental fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of all material liens or defects in title; and (vii) to Seller’s knowledge and after due inquiry, there are no material conflicting mining claims. Other than the foregoing, BUYER  HAS EXAMINED THE ASSETS AND DOCUMENTATION RELATED THERETO AND SELLER EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER AS TO THE VALIDITY OF THE UNPATENTED MINING CLAIMS UNDER THE GENERAL MINING LAW OF THE UNITED STATES OR THE LAWS OF THE STATE OF WYOMING.

(c) Information Regarding Real Property; Title to Real Property Given at Closing.  Promptly upon request from Buyer, Seller shall provide to Buyer all documentation pertaining to all Assets which are in Seller’s possession and Seller shall use its reasonable efforts to procure such other documentation and information pertaining thereto as Buyer may reasonably request. All of Seller’s right, title and interest in the Assets will be transferred to Buyer as of the Closing pursuant to the documents of conveyance provided for in Article VI.

3.5           Litigation and Arbitration.  There is no action now pending or, to Seller’s knowledge, threatened before any court, grand jury, government authority, arbitration or mediation panel or similar body to which Seller, in connection with the Assets, is a party.  There is no action now pending or, to the knowledge of Seller, threatened before any court, grand jury, government authority, arbitration or mediation panel or similar body which seeks to prevent the consummation of the transactions contemplated by this Agreement.

3.6           Environmental Matters.  To the best of Seller’s knowledge, Seller is and has been in compliance with all laws relating to the Assets, including Environmental Health and Safety Laws, and no event has occurred or is continuing which, with or without the passage of time or the giving of notice, or both, would constitute non-compliance with such laws or have a material adverse effect on the Assets. To the best of Seller’s knowledge, all previous owners, lessees, licensees and users of the Assets were at all times in compliance with all Environmental Health and Safety Laws. To the best of Seller’s knowledge, there are no administrative or judicial investigations, notices, claims or other proceedings pending or threatened by any governmental authority or third parties against Seller relating to any Environmental Health and Safety Laws. With respect to the Assets, Seller has not been required to and has not undertaken any response or remedial actions or clean-up actions of any kind with regard to the Assets at the request of any governmental authorities or at the request of any other third party.

3.7           Employees.  Seller has no employees working for it in connection with the Assets.

3.8           Broker’s Fees.  Seller has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement.

3.9           Disclaimer of Other Representations and Warranties. Seller expressly disclaims and does not make, and has not made, any representations or warranties other than those expressly set out in this Article III. Except as expressly stated in the foregoing representations and warranties, SELLER MAKES NO OTHER REPRESENTATIONS AND WARRANTIES TO BUYER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE ASSETS SOLD AND TRANSFERRED HEREUNDER ARE SOLD IN THEIR EXISTING PHYSICAL CONDITION, WITH ALL DEFECTS, IF ANY, ON AN “AS-IS, WHERE-IS” BASIS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties, each of which is true and correct on the date hereof and as at the Closing Date:

4.1           Corporate Existence.  Buyer is a Nevada corporation validly existing and in good standing, with full power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement.

4.2           Approval and Enforceability of Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized, approved and ratified by all necessary action on the part of Buyer.  Assuming the due execution and delivery hereof by Seller, this Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer according to its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally.

4.3           No Breach of Articles or Indentures.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement has not and will not constitute or result in the breach of any of the provisions of, or constitute a default under, the Articles of Organization, operating agreement or other organic documents of Buyer, or any material indenture, evidence of indebtedness or other commitment to which Buyer is a party or by which it is bound, which breach or default would have a material adverse effect on Buyer.

4.4           Litigation and Arbitration.  There is no action now pending or, to the knowledge of Buyer, threatened before any court, grand jury, government authority, arbitration or mediation panel or similar body which seeks to prevent the consummation of the transactions contemplated by this Agreement.

4.5           Brokers and Intermediaries.  Buyer has not retained any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a brokers, finders or similar fee or commission.

ARTICLE V
CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND BUYER

5.1           Access and Information.

(a)             Between the date of this Agreement and the Closing Date, to the extent it is empowered to do so, Seller shall permit Buyer and its representatives to have reasonable access during normal business hours, upon reasonable advance notice, to the books and records relating to the Assets and shall provide Buyer with reasonable access to the Assets.  Additionally, Seller shall provide to Buyer in a timely manner all information as is reasonably requested by Buyer in order for Buyer to provide documentation and information to Buyer’s investors or potential investors.  The Seller designates John Simons as its representative in dealing with matters pertaining to the Leased Real Property for the term of this Agreement.

(b)             Seller and its representatives shall have the right, at all times during the term of this Agreement, and as long as Buyer’s operations and any reclamation are continuing, to enter upon and inspect the Assets and improvements thereon for the purpose of verifying material mined, examining the condition and operation of the Assets or for other reasonable purposes.  Any such entry and inspection shall be upon reasonable advance notice and shall not unreasonably interfere with any operations of Seller.

5.2           Tax Matters.

(a)           Liability for real property, personal property, ad valorem and similar non-income taxes arising from the ownership of the Assets or the Assumed Liabilities (but, for greater certainty, excluding any income, or capital gains or other taxes upon the revenues or assets of either party) and imposed on a periodic basis for the taxable period (if any) beginning before and ending after the Closing Date shall be prorated between Seller and Buyer with Seller bearing a portion of such taxes based on the number of days in such taxable period prior to and including the Closing Date and Buyer bearing a portion of such taxes based on the number of days in such taxable period after the Closing Date.

(b)           After the Closing Date, each of Seller and Buyer shall:

(i)	assist the other party in preparing any tax returns which such party is responsible for preparing and filing in connection with the transactions contemplated by this Agreement; and

(ii)
make available to the other and to any taxing authority as reasonably requested all information, books, records, and documents relating to taxes arising out of the conduct of the Business or the ownership or use of the Assets.

(c)           After the Closing Date, and during the term of this Agreement, Buyer shall pay any real property taxes and assessments levied on the Assets by the State of Wyoming or any other governmental entity.  Buyer may contest the validity or amount of any such tax or assessment and may withhold payment of same provided that such withholding of payment does not detrimentally affect title or rights to the Assets.

5.3           Announcement.  Neither party will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or by applicable regulatory or stock exchange rules; provided that, for greater certainty, Buyer, its successors, and their affiliates may issue press releases without the prior written consent of Seller in respect of the entering into of this Agreement, the Closing and the performance of this Agreement (including payment of each of the amounts comprising the Purchase Price).

5.4           Risk of Loss.  All risk of loss or damage to or destruction of the Assets, in whole or in part, shall be and remain with Seller until the Closing Date.

5.5           No Shop.  Seller agrees that during the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement, Seller will not, directly or indirectly,(a) encourage, solicit or initiate discussions or negotiations with any person or persons, other than Buyer, concerning any merger, consolidation, sale of assets, sale of securities, joint venture, or acquisition of beneficial ownership with respect to Seller or the Assets, and (b) otherwise initiate any action (unless in response to an unsolicited offer) which would prejudice the ability of either party to close under this Agreement.

5.6           Regulatory Filings.  After the date of this Agreement, Seller shall provide reasonable assistance to  Buyer in preparing any documents required to be filed pursuant to securities laws and regulations and stock exchange rules applicable to Buyer , including any annual information form required pursuant to National Instrument 51-102 (Continuous Disclosure Obligations) and any technical report required pursuant to National Instrument 43-101 (Standards of Disclosure for Mineral Projects) of the Canadian Securities Administrators.

5.7           Area of Interest.  Subject to the further provisions of this Section, any and all rights, titles, interests, and estates acquired by either party or their successor  within ten aerial miles of the outside boundaries of the Assets (“Area of Interest”), as such boundaries may be expanded herein, during the term of this Agreement and prior to Closing shall become part of the Assets subject to this Agreement, and all lands within any such rights, titles, interests, and estates shall become part of the Assets subject to this Agreement, without any additional consideration, as if such rights, titles, interests, and estates were originally subject hereto, except that no such right, title, interest, or estate shall cause the Area of Interest to be expanded.  The party acquiring such interest shall notify the other party of such acquisition within ten (10) days after the acquisition.  The party receiving such notice shall then have sixty (60) days after delivery of such notice in which to notify the acquiring party that, in its sole discretion, it elects not to have such right, title, interest or estate become subject to this Agreement.

5.8           Use of Assets.  Buyer shall conduct its activities and operations with respect to the Assets in compliance with all Environmental Health and Safety Laws and any other laws applicable to the Assets or Buyer’s operations thereon. Buyer shall maintain comprehensive general liability and vehicular liability insurance with respect to the Assets and Buyer’s operations in a coverage amount of not less than One Million Dollars ($1,000,000) per occurrence.  Buyer shall keep the Assets free of any labor, mechanic’s or materialman’s liens or claims and, should any such claim be asserted, may contest such claim at its expense, provided that adequate provision is made for payment or removal of such claim if Buyer’s contest is unsuccessful. Buyer shall have the sole and exclusive right to determine the timing and the manner of any production and sale of materials produced from the Assets, and all related exploration, development, operational and mining activities.

5.9           Unpatented Claim Maintenance.  During the term of this Agreement, Buyer or its successor shall timely perform all assessment work or pay maintenance fees necessary to maintain the Unpatented Claims in good standing, and make all required filings and recordings with county, state or federal governmental entities to maintain the Unpatented Claims in good standing.  Proof of such compliance shall be furnished to Seller at least thirty (30) days prior to the applicable deadline.  If Buyer fails to pay any required claim maintenance fee, perform any required assessment work or make any required filing or recording, Seller may perform any such actions, in which case Buyer shall reimburse Seller twice the amount of actual payments made and reasonable costs incurred within ten (10) days of Buyer’s receipt of documentation supporting such payments and costs.

5.10         Unpatented Claim Amendment and Relocation.  During the term of this Agreement  Titan shall have the right (but not the obligation) in the name of Seller,  to amend or relocate any or all of the Unpatented Mining Claims, to locate lode claims on ground theretofore covered by placer claims and vice versa, to locate mill sites on ground theretofore covered by mining claims and vice versa, to locate state claims on ground theretofore covered by federal claims or mill sites and vice versa, to locate any fractions resulting from such actions, and to take such other actions respecting any or all of the Unpatented Mining Claims as may be authorized by any future federal or state mining laws and as may be determined by Titan to be necessary or desirable in connection with or in furtherance of operations under this Agreement or the protection or advancement of Titan's rights under this Agreement.  The rights of Titan under this Agreement shall extend to all mining claims, mill sites, leases, and other interests located, amended, relocated, applied for, acquired, or otherwise affected by actions taken pursuant to this Section and all such interests shall be considered as part of the Assets and security pledged for payment of the Purchase Price.  Titan shall notify Seller in advance of any actions taken pursuant to this section, and all expenses incurred in connection with such actions shall be borne by Titan.  All such amended or relocated claims shall be subject to the Mortgage executed by Titan contemporaneously herewith, and constitute security for Titan’s obligations hereunder.

5.11         Reclamation Bond.  Seller and Buyer acknowledge that Seller has posted a reclamation bond in the amount of Ten Thousand Dollars ($10,000.00) in conjunction with a permit issued by the State of Wyoming Department of Environmental Quality with respect to the Assets.  Following Closing, the parties shall cooperate in causing the transfer of the foregoing permit and reclamation bond to Buyer, and Seller shall be reimbursed its funds previously posted for the reclamation bond.

ARTICLE VI
CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Buyer to waive any one or more of such conditions:

6.1           Representations and Warranties of Seller.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date.

6.2           Performance of this Agreement.  Seller shall have materially performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

6.3           Documents.  Buyer shall have received from Seller on the Closing Date, each in a form satisfactory to Buyer and its counsel, acting reasonably:

(a)           an executed copy of this Agreement with all Schedules and Exhibits attached, as updated through and including the Closing;

(b)           the Quitclaim Deed for the Unpatented Mining Claims;

(c)           the Assignment and Assumption Agreement for the Leased Real Property duly executed by Seller;

(d)           an Estoppel Certificate for each lease comprising the Leased Real Property; and

(e)           other appropriate documents conveying to Buyer title to the Assets, including a Bill of Sale.

6.4           Regulatory Approval.  Buyer, its successors and their Affiliates shall have obtained the approvals of any stock exchange or securities commission, to the extent required for the completion of the transactions contemplated by this Agreement.

ARTICLE VII
CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Seller to waive any one or more of such conditions:

7.1           Representations and Warranties of Buyer.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date.

7.2           Performance of this Agreement.  Buyer shall have materially performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

7.3           Receipt of Initial Payment.  Seller shall have received from the Buyer on or before the Closing Date the Initial Payment specified in Section 2.2(a)(ii).

7.4           Documents.  Seller shall have received from Buyer on the Closing Date, each in a form satisfactory to Seller and its counsel, acting reasonably:

(a)           an executed copy of this Agreement with all Schedules and Exhibits attached, as updated through and including the Closing;

(b)           the Assignment and Assumption Agreement, duly executed by Buyer;  and

(c)           the Note and Mortgage, duly executed by Buyer.

ARTICLE VIII
CLAIMS IN RESPECT OF REPRESENTATIONS AND WARRANTIES

8.1           Claims in Respect of Representations and Warranties.  Any claim made upon a party in respect of the breach of any representations or warranties contained in this Agreement shall be wholly barred and unenforceable unless a written claim in respect thereof shall be delivered by the other party to such first Party within two (2) years from the Closing Date, provided that (a) a claim in respect of a breach of the representations with respect to tax matters shall not be barred and unenforceable until the expiry of the applicable statute of limitations during which a government or governmental authority may assess, reassess or appeal any decision with regard to tax returns, information returns or reports required to be filed by Seller pursuant to applicable laws; and (b) a claim in respect of a breach of the representations under Sections 3.1, 3.2, 3.4, 3.5 and 3.6 shall not  be subject  to the above two (2) year limitation for bringing claims.

ARTICLE IX
INDEMNIFICATION

9.1           Indemnification of Buyer.  Subject to the terms and conditions of this Agreement, Seller hereby agrees to indemnify and hold Buyer harmless from, against and in respect of, any and all losses incurred by Buyer to the extent directly or indirectly resulting from or arising out of: (a) any breach or violation of the representations, warranties, covenants or agreements of Seller contained in this Agreement; (b) any debts, obligations, duties or liabilities of Seller other than the Assumed Liabilities; or (c) the operation or use of the Assets during the term of Seller’s ownership. Seller’s obligations in respect of all indemnified losses pursuant to this Section 9.1 are subject to the limitation that in no event shall Seller have any obligation to indemnify Buyer in respect of indemnified losses in excess of an amount equal to the Purchase Price.

9.2           Indemnification of Seller.  Subject to the terms and conditions of this Agreement, Buyer hereby agrees to indemnify and hold Seller harmless from, against and in respect of, any and all losses incurred by Seller to the extent directly resulting from or arising out of: (a) any breach or violation of the representations, warranties, covenants or agreements of Buyer contained in this Agreement; (b) the operation or use of the Assets after the Closing Date; or (c) from the Assumed Liabilities.  Buyer’s obligations in respect of all indemnified losses pursuant to this Section 9.2 are subject to the limitation that in no event shall Buyer have any obligation to indemnify Seller in respect of Indemnified Losses in excess of an amount equal to the Purchase Price.

9.3           Participation in Litigation.  If any suit or other proceeding is initiated with respect  to which an indemnified party alleges that an indemnifying party is or may be obligated to indemnify the indemnified party hereunder, the indemnifying party shall control the defense of such suit or proceeding, at its expense and by counsel of its choosing, provided that such counsel is reasonably satisfactory to the indemnified party; provided, however, that the indemnified party shall have the right to engage its own counsel, at its own expense, to participate in such defense and such counsel shall be afforded access to all information pertinent to the suit or proceeding in question.  The indemnifying party shall not settle or otherwise compromise any such suit or proceeding without the prior consent of the indemnified party, which consent shall not be unreasonably withheld, if the effect of such settlement or compromise would be to impose material liability on the indemnified party.

ARTICLE X
MISCELLANEOUS

10.1         Assignment; Binding Agreement.

(a)           This Agreement and any rights or obligations of a party hereunder may be assigned without the other party’s prior consent (provided that in such event such party shall remain liable for the performance of any obligations it may assign to any such third-party).

(b)           This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and to their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

10.2         Further Assurances.  From time to time after the Closing, Seller will execute and deliver, or cause to be executed and delivered, such documents to Buyer as Buyer shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

10.3         Termination of Agreement.  This Agreement and the transactions contemplated by this Agreement may be terminated prior to the Closing Date only as follows:

(a)           by mutual written consent of Buyer and Seller;

(b)           by either Buyer or Seller if the Closing shall not have occurred on or before the Closing Date, provided that the proximate cause of such failure of the Closing to occur on or before such date is not the result of a breach of this Agreement by the party seeking to terminate this Agreement;

(c)           by Buyer after receipt by Buyer of information which would have a material adverse effect; provided, however, that Buyer may only terminate this Agreement pursuant to this Section 10.3(c) if it first gives notice to Seller of Buyer’s intent to so terminate and Seller has not remedied or taken steps that would remedy the situation giving rise to the material adverse effect within fifteen (15) days of receipt of such notice, to the satisfaction of Buyer;

(d)           by a default by either party to a term or provision material to this Agreement, including in the case of Buyer the failure to timely make any required payment  or provide any accounting or report required by this Agreement.  If an event of default occurs, a written notice specifying the default shall be provided to the defaulting party and a period of not less than fifteen (15) days following receipt of such notice shall be provided to cure any default (unless such default cannot be cured within fifteen (15) days, in which case the defaulting party must commence a cure within fifteen (15) days and thereafter complete the cure with reasonable diligence); and

(e)           Upon any termination of this Agreement, all information, data and reports of any kind provided to Buyer shall be returned to Seller, along with any additional data, reports or information developed by Buyer with respect to the Assets.

10.4         Expenses.  Each of the parties shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.  The parties shall each pay 50% of any deed stamps and other similar fees or taxes.

10.5         Entire Agreement and Modification.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior discussions, negotiations or agreements covering the subject matter of this Agreement (including any letter of intent).  No changes of, modifications of, or additions to this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.

10.6         Severability.  If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any Court, the remaining provisions shall be severable and enforceable in accordance with their terms.

10.7         Waiver.  Any of the conditions to Closing set forth in this Agreement may be waived at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any other breach of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

10.8         Counterparts and Fax Delivery.  This Agreement may be executed in one or more identical counterparts and may be delivered by fax or other form of electronic correspondence, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.9         Headings; Interpretation.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.  Both parties have participated substantially in the negotiation and drafting of this Agreement and each party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

10.10       Extended Meanings. In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and governmental authorities.

10.11       Governing Law.  This Agreement shall be construed and interpreted according to the laws of the State of Wyoming, without regard to the application of choice of law principles.  Each of the parties irrevocably agrees that any action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined in the United States District Court for the State of Wyoming, and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts.  In the event either party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including the reasonable expenses of its attorneys) in bringing or defending against such action.

10.12       Notices.  All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered or sent: (a) by personal delivery against a receipted copy; (b) by facsimile against a confirmation of receipt; or (c) by a nationally-recognized overnight commercial courier against a delivery confirmation, and addressed as set forth below:

If to Buyer:

Titan Iron Ore Corp.
Suite 110, 3040 N. Campbell Avenue
Tucson, Arizona 85718
Attn: President
Fax No. (520) 623-3326
Email: abrodkey@kriyah.com

(i) If to Seller:

Wyomex LLC		Potter Palmer
P.O. Box 185		125 Green Bay Road
Cheyenne, Wyoming 82003	-and-	Lake Bluff, IL 60044
Attn: Mr. John Simons		Fax No.: (847) 615-0767
Fax No. (307) 638-6155		Email: potpal4@aol.com
Email: simonov@bresnan.net

Any such notice shall be effective upon receipt as confirmed above.  Either Party may change the address to which notices are to be addressed by giving the other Party notice in the manner herein set forth.

10.13      Remedies. The parties hereto acknowledge that if a breach of this Agreement occurs, any claim for monetary damages hereunder may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof.  It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any party, in order that such relief may be expeditiously obtained by an aggrieved party. All parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise.  No course of dealing and no delay on the part of any party in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective  as of the day and year first above written.

TITAN IRON ORE CORP., a Nevada corporation Buyer

By:
Name:
Title:

WYOMEX LIMITED LIABILITY COMPANY. dba Wyomex LLC, a Wyoming limited liability company Seller

By:
Name:
Title: